Exhibit 97

Conifer Holdings, Inc.

Compensation Recovery Policy

Adopted and approved on November 29, 2023 and Effective as of December 1, 2023

1.
Purpose. Conifer Holdings, Inc., a Michigan corporation (the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted this Compensation Recovery Policy (this “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and explains when the Company will be required to seek recovery of Incentive Compensation awarded or paid to a Covered Person. Please refer to Exhibit A attached hereto (the “Definitions Exhibit”) for the definitions of capitalized terms used throughout this Policy. Each Executive Officer shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit B pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy.

2.
Miscalculation of Financial Reporting Measure Results. In the event of a Restatement, the Company will seek to recover, reasonably promptly, all Recoverable Incentive Compensation from a Covered Person. Such recovery, in the case of a Restatement, will be made without regard to any individual knowledge or responsibility related to the Restatement. Notwithstanding the foregoing, if the Company is required to undertake a Restatement, the Company will not be required to recover the Recoverable Incentive Compensation if the Compensation Committee determines it Impracticable to do so, after exercising a normal due process review of all the relevant facts and circumstances. In no event shall the Company be required to award a Covered Person an additional payment if the restated or accurate financial results would have resulted in a higher Incentive Compensation payment. If such Recoverable Incentive Compensation was not awarded or paid on a formulaic basis, the Company will seek to recover the amount that the Compensation Committee determines in good faith should be recouped.

3.
Other Actions. The Compensation Committee may, subject to applicable law, seek recovery in the manner it chooses, including by seeking reimbursement from the Covered Person of all or part of the compensation awarded or paid, by electing to withhold unpaid compensation, by set-off, or by rescinding or canceling unvested stock. In the reasonable exercise of its business judgment under this Policy, the Compensation Committee may in its sole discretion determine whether and to what extent additional action is appropriate to address the circumstances surrounding a Restatement to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate. In the event the Company is required to recover the Recoverable Incentive Compensation from a Covered Person who is no longer an employee, the Company will be entitled to seek such recovery regardless of the terms of any release of claims or separation agreement such individual may have signed.

4.
No Indemnification or Reimbursement. Notwithstanding the terms of any other policy, program, agreement or arrangement, in no event will the Company or any of its

Compensation Recovery Policy Page 1

Exhibit 97

affiliates indemnify or reimburse a Covered Person for any loss under this Policy and in no event will the Company or any of its affiliates pay premiums on any insurance policy that would cover a Covered Person’s potential obligations with respect to Recoverable Incentive Compensation under this Policy.

5.
Administration of Policy. The Compensation Committee will have full authority to administer this Policy. The Compensation Committee will, subject to the provisions of this Policy and Rule 10D-1 of the Exchange Act, and the Company’s applicable exchange listing standards, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Compensation Committee will be final, binding and conclusive.

6.
Other Claims and Rights. The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company or any of its affiliates may have or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies, or other authorities. Further, the exercise by the Compensation Committee of any rights pursuant to this Policy will not impact any other rights that the Company or any of its affiliates may have with respect to any Covered Person subject to this Policy.

7.
Acknowledgement by Covered Persons; Condition to Eligibility for Incentive Compensation. The Company will provide notice and seek acknowledgement of this Policy from each Covered Person, provided that the failure to provide such notice or obtain such acknowledgement will have no impact on the applicability or enforceability of this Policy. After the Effective Date, the Company must be in receipt of a Covered Person's acknowledgement as a condition to such Covered Person’s eligibility to receive Incentive Compensation. All Incentive Compensation subject to this Policy will not be earned, even if already paid, until the Policy ceases to apply to such Incentive Compensation and any other vesting conditions applicable to such Incentive Compensation are satisfied.

8.
Amendment; Termination. The Board or the Compensation Committee may amend or terminate this Policy at any time.

9.
Effectiveness. Except as otherwise determined in writing by the Compensation Committee, this Policy will apply to any Incentive Compensation that is Received by a Covered Person on or after the Effective Date. This Policy will survive and continue notwithstanding any termination of a Covered Person’s employment with the Company and its affiliates.

10.
Successors. This Policy shall be binding and enforceable against all Covered Persons and, to the extent required or allowed by applicable law, their successors, beneficiaries, heirs, executors, administrators, or other legal representatives.

Compensation Recovery Policy Page 2

Exhibit 97

Exhibit A

Conifer Holdings, Inc.

Compensation Recovery Policy

Definitions Exhibit

“Applicable Period” means the three completed fiscal years of the Company immediately preceding the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that a Restatement is required or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. The “Applicable Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence.

“Board” means the Board of Directors of the Company.

“Compensation Committee” means the Company’s committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board.

“Covered Person” means any person who is, or was at any time, during the Applicable Period, an Executive Officer of the Company. For the avoidance of doubt, a Covered Person may include a former Executive Officer that left the Company, retired, or transitioned to an employee role (including after serving as an Executive Officer in an interim capacity) during the Applicable Period.

“Effective Date” means December 1, 2023.

“Executive Officer” means the Company’s president, principal executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including but not limited to, “non-GAAP” financial measures, such as those appearing in the Company’s earnings releases or Management Discussion and Analysis), and any measure that is derived wholly or in part from such measure. Stock price and total shareholder return (and any measures derived wholly or in part therefrom) shall be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

Compensation Recovery Policy Page 3

Exhibit 97

“Impracticable” - the Compensation Committee may determine in good faith that recovery of Recoverable Incentive Compensation is “Impracticable” if: (i) pursuing such recovery would violate home country law of the jurisdiction of incorporation of the Company where that law was adopted prior to November 28, 2022 and the Company provides an opinion of home country counsel to that effect acceptable to the Company’s applicable listing exchange; (ii) the direct expense paid to a third party to assist in enforcing this Policy would exceed the Recoverable Incentive Compensation and the Company has (A) made a reasonable attempt to recover such amounts and (B) provided documentation of such attempts to recover to the Company’s applicable listing exchange; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended.

“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive Compensation does not include any base salaries (except with respect to any salary increases earned wholly or in part based on the attainment of a Financial Reporting Measure performance goal); bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal; bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period; non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and equity awards that vest solely based on the passage of time and/or attaining one or more non-Financial Reporting Measures.

“Received” - Incentive Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

“Recoverable Incentive Compensation” means the amount of any Incentive Compensation (calculated on a pre-tax basis) Received by a Covered Person during the Applicable Period that is in excess of the amount that otherwise would have been Received if the calculation were based on the Restatement. For the avoidance of doubt Recoverable Incentive Compensation does not include any Incentive Compensation Received by a person (i) before such person began service in a position or capacity meeting the definition of an Executive Officer, (ii) who did not serve as an Executive Officer at any time during the performance period for that Incentive Compensation, or (iii) during any period the Company did not have a class of its securities listed on a national securities exchange or a national securities association. For Incentive Compensation based on (or derived from) stock price or total shareholder return where the amount of Recoverable Incentive Compensation is not subject to mathematical recalculation directly from the information in the applicable Restatement, the amount will be determined by the Compensation Committee based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received (in which case, the Company will maintain documentation of such determination of that reasonable estimate and provide such documentation to the Company’s applicable listing exchange).

Compensation Recovery Policy Page 4

Exhibit 97

“Restatement” means an accounting restatement of any of the Company’s financial statements filed with the Securities and Exchange Commission under the Exchange Act, or the Securities Act of 1933, as amended, due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, regardless of whether the Company or Covered Person misconduct was the cause for such restatement. “Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).

Compensation Recovery Policy Page 5

Exhibit B

Conifer Holdings, Inc.

Compensation Recovery Policy

Acknowledgement Form

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Conifer Holdings, Inc. Compensation Recovery Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (the “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

As a condition of receiving Incentive Compensation from the Company, the undersigned agrees that any Incentive Compensation is subject to recovery pursuant to the terms of the Policy, and further agrees to abide by the terms of the Policy, including, without limitation, by returning any Recoverable Incentive Compensation to the Company reasonably promptly to the extent required by, and in a manner permitted by, the Policy, as determined by the Committee in its sole discretion. To the extent the Company’s recovery right conflicts with any other contractual rights the undersigned may have with the Company, the undersigned understands that the terms of the Policy shall supersede any such contractual rights. The terms of the Policy shall apply in addition to any right of recoupment against the undersigned under applicable law and regulations. By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Recoverable Incentive Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature:	/s/ Brian J. Roney
Printed name:	Brian J. Roney
Title:	President
Date:	November 29, 2023

Compensation Recovery Policy Page 6